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EYENOVIA, INC.

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On January 15, 2025, Eyenovia, Inc. issued the following press release and posted the same to its website, https://www.eyenovia.com/:

January 15, 2025 at 7:00 AM EST

Eyenovia Announces Leading Proxy Advisory Firms, ISS and Glass Lewis, Recommend Eyenovia Stockholders Vote “FOR” Proposed Reverse Stock Split at Upcoming Special Meeting of Stockholders

Virtual meeting scheduled for 10:00 a.m. ET on January 21st; stockholders must pre-register by 11:59 p.m. ET on January 20th

NEW YORK— Jan. 15, 2025 (GLOBE NEWSWIRE) --Eyenovia, Inc. (NASDAQ: EYEN) (“Eyenovia” or the “Company”), an ophthalmic technology company, today announced that the two leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have recommended that Eyenovia stockholders entitled to vote at the Company’s 2025 Special Meeting of Stockholders (the “Special Meeting”) vote “FOR” the proposed amendment to the Eyenovia, Inc. Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, $0.0001 par value per share, at a ratio of between 1:40 and 1:80.

The reverse stock split will be considered among four proposed items at the upcoming Special Meeting:

1.	To approve a proposed amendment to the Eyenovia, Inc. Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding shares of common stock, at a ratio of between 1:40 and 1:80 (the “Reverse Stock Split Amendment”);

2.	To approve an amendment to the Eyenovia, Inc. Amended and Restated 2018 Omnibus Stock Incentive Plan to reserve an additional 350,000 shares of common stock for issuance thereunder, which number would not be adjusted as a result of the Reverse Stock Split Amendment, if such amendment is approved;

3.	To approve, for purposes of Nasdaq Listing Rule 5635(d), the potential issuance of up to an aggregate of 73,029,273 shares of the Company’s common stock upon the exercise of certain outstanding warrant; and

4.	To authorize an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2 or 3.

“We are very pleased that both ISS and Glass Lewis have come out in favor of the proposed reverse stock split to be considered at our upcoming Special Meeting,” stated Michael Rowe, Chief Executive Officer of Eyenovia. “This reverse stock split, if approved and effected, is intended to enable us to regain compliance with Nasdaq’s Minimum Bid Price Requirement. It is a priority for our company to retain our Nasdaq Capital Market exchange listing so that we can continue to benefit from the increased visibility, stock liquidity, and access to capital that such a listing confers. We encourage all of our stockholders to vote in favor of this and the other important measures to be voted on during the upcoming Special Meeting.”

Eyenovia Special Meeting Details

The Company’s 2025 Special Meeting of Stockholders will be held in a virtual format only on January 21, 2025, at 10:00 a.m., Eastern Time. Stockholders who wish to attend the Special Meeting must pre-register at https://web.viewproxy.com/EYEN/2025SM by 11:59 p.m. Eastern Time, on January 20, 2025. Stockholders of record as of the close of business on December 9, 2024 may vote.

Stockholders are encouraged to review Eyenovia’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on December 23, 2024 for additional information.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is an ophthalmic technology company developing its proprietary Optejet topical ophthalmic medication dispensing platform. The Optejet is targeted at both home use for ocular lubrication as well as chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for improved treatment compliance. For more information, visit Eyenovia.com.

Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including the Company’s upcoming Special Meeting, approval and implementation of the proposed reverse stock split, and compliance with Nasdaq listing requirements and other potential benefits of the proposed reverse stock split. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: the availability of sufficient financial resources to make payments on our debt obligations to Avenue Capital and to continue and complete the evaluation of our strategic alternatives, as well as the clinical development and commercialization of our products, as to which no assurance can be given; risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment, timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our products and product candidates; the potential advantages of our products, product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our products and product candidates; our estimates regarding the potential market opportunity for our products and product candidates; reliance on third parties to develop and commercialize our products and product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products and product candidates; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; and our competitive position.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact: Eyenovia, Inc. Andrew Jones Chief Financial Officer AJones@Eyenovia.com	Eyenovia Investor Contact: Eric Ribner LifeSci Advisors, LLC eric@lifesciadvisors.com (646) 751-4363